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                     February 19, 2021

       Richard A. Johnson
       President and Chief Executive Officer
       Foot Locker, Inc.
       330 West 34th Street
       New York, NY 10001

                                                        Re: Foot Locker, Inc.
                                                            Form 10-K for
Fiscal Year Ended February 1, 2020
                                                            Filed March 27,
2020
                                                            File No. 001-10299

       Dear Mr. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services